Exhibit 10.12
GENERAL EMPLOYMENT OFFER

Name:	Brian E Kardon
Offered Position:	Chief Marketing Officer
Date of Offer:	July 18, 2008
General Employment Offer — United States of America
Should you accept our offer of employment as Chief Marketing Officer with Eloqua Limited (“ELOQUA” or the “Company”), your employment will commence under the following terms and conditions:
1.	BASE SALARY: Your initial base salary shall be at the rate of $8958.33 paid twice per month (which annualizes to $215,000) less all required statutory and payroll deductions payable in accordance with the Corporation’s normal payroll policies in effect from time to time. The base salary may be adjusted form time to time by an amount to be determined by ELOQUA’s management.

2.	PERFORMANCE BONUS/COMMISSION: In addition you will be eligible to participate in an Annual Performance Bonus Plan, Under the current plan, at 100% achievement you would earn up to $120,000. Bonuses, if any, are paid on an annual basis at the sole discretion of the Company based on its assessment of your performance and/or the company’s performance under the terms of your Annual Performance Bonus Plan, which typically will be set within the first 30 days of your start date. During the first year of employment, your bonus entitlement will be prorated to reflect the period of employment at ELOQUA for the fiscal year. In addition, during the first year you will be guaranteed a minimum of 50% of the prorated bonus to which you are eligible. The Annual Performance Bonus Plan is reviewed by the Company from time to time and may be adjusted to reflect the changing conditions of the business.

3.	VACATION: You will receive three weeks of paid vacation per year which shall accrue on a monthly basis plus all statutory holidays as defined in ELOQUA’s HR policy. You may not carry over more than five unused vacation days from one year to the next. To the extent that you carry over any vacation days into the next calendar year, those carried over vacation days must be used by March 31 of the following year or they will be forfeited. You will be entitled to a prorated vacation in the calendar year of hire based upon the number of days remaining in the respective calendar year calculated from your first day of employment (the “Start Date”). The timing of your vacation shall be approved in advance after consultation with your manager and/or the CEO of ELOQUA. In addition, during 2008 you may take up to 16 days of unpaid vacation in order to put your affairs in order.

4.	BENEFITS: ELOQUA has contracted with TriNet to provide payroll, benefits and HR administration services on behalf of ELOQUA. Information about these benefits will be provided in separate documents and additional information will be available on-line over the web on the terms and conditions included in the End User License Agreement (EULA), which each new employee must accept upon acceptance of this offer in order to access TriNet’s on-line self-service portal: HR Passport. A facility for 401(k) contributions will also be provided to you.

5.	EXPENSES: You will be reimbursed for all reasonable out-of-pocket expenses incurred in the fulfillment of your duties as set out in this Employment Agreement, including travel and entertainment, upon presentation of such documentation as ELOQUA may reasonably request and in accordance with ELOQUA’s standard expense reimbursement policies and employee travel budgets in effect from time to time,

6.	STOCK OPTIONS: ELOQUA will, subject to approval by its Board of Directors, grant to you an option (the ‘Hiring Grant Options”) to purchase 780,000 Common Shares of ELOQUA LIMITED (approximately 1% of the fully diluted outstanding shares). The Hiring Grant Options shall have an exercise price equal to the fair market value of the Common Shares on the date of the grant (as determined by the Board of Directors), and shall vest according to the Vesting Schedule below,
a.	Vesting schedule:
1.	one quarter of the Hiring Grant Options shall vest on the first anniversary of the Start Date;

2.	one sixteenth of the Hiring Grant Options shall vest each quarter thereafter.

3.	In the event of a change of control Transaction (as defined in the ESOP), 50% of your unvested Hiring Grant Options will vest immediately prior to the close of the Transaction. The remaining 50% of the unvested Hiring Grant Options will vest 12 months after the close of the Transaction. In the event that the executive is terminated by the acquirer other than for cause during that 12 months following the change of control, the remaining options will vest upon the termination date.
All options shall be granted subject to the Eloqua Stock Option Plan (the “ESOP) and applicable stock option agreement(s), copies of which will be provided to you.

7.	DUTIES: You will perform and carry out faithfully all the work, services, instructions and responsibilities from time to time assigned to you by your manager. You will devote your full time, skill, labor and attention to your duties and to the interests of ELOQUA, and its related and/or affiliated companies (collectively with ELOQUA, the “Eloqua Companies”), and use your best efforts to promote, develop and extend the interests of the Eloqua Companies. You will act faithfully, diligently, and in the best interests of the Eloqua Companies at all times in discharging your duties and responsibilities hereunder.

8.	POLICIES: You will also be subject to the policies, rules and practices of ELOQUA as may be amended from time to time, It shall be your duty as an employee to be familiar with, and to abide by and conduct yourself in accordance with, the applicable methods and techniques utilized by ELOQUA in the conduct, administration and management of its operations and activities, as determined by ELOQUA, and to the extent applicable, various procedures and regulations issued from time to time; to be responsible and accountable for and to conduct, administer, and manage your geographic area, facilities or operations in accordance with established policies and procedures, and to use your best efforts and endeavors to conduct, administer and engage in efforts on behalf of ELOQUA.

9.	AT WILL EMPLOYMENT: Your employment with ELOQUA will commence on the Start Date and is at- will, meaning that you or ELOQUA can terminate your employment at any time for any reason. ELOQUA is not obligated by this Agreement or by any separate arrangements to continue your employment for any particular time period or under any particular terms or conditions. All compensation and benefits provided to you will stop on the date of termination of your employment hereunder, except in the event that you are eligible for continuance of such benefits as specified by applicable laws, including continuation of group health insurance benefits pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). In addition, the terms of employment outlined in this offer are subject to change at any time.

10.	TERMINATION. Subject to the next sentence, in the event of any termination of employment (including a Termination for Cause (as defined below)), the Company will pay you no severance. In the event of any Involuntary Termination (as defined below) the Company will pay you four (4) months of base salary in the form of salary continuation.
i.	“Cause’ means (i) your conviction (including any plea of guilty or nole contendere) of any crime (whether or not involving the Company) which constitutes a felony, or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, in the jurisdiction involved (other than unintentional motor vehicle crimes); (ii) any action or omission that constitutes gross negligence, willful misconduct, fraud, embezzlement, misappropriation of funds or breach of fiduciary duty to the Company or any of its subsidiaries; (iii) your continuing, repeated and willful failure or refusal to perform your duties and services under this Agreement; (iv) your material violation or breach of this offer letter, the Employee Confidential Information and Non-Disclosure, Developments, Non-Solicitation and Non Competition Agreement, or the Company’s policies and procedures; (v) your willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willful destruction or failure to preserve documents or other materials known to be relevant to such investigation, or willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vi) your material violation of United States federal or state securities laws or applicable Canadian and/or provincial securities laws, except where your have relied upon, and acted in accordance with, the advice of the Company’s legal counsel with respect to the matter involved in such violation and believed he was acting in accordance with such laws.
ii.	“Involuntary Termination” means any of the following that occurs after the date on which your employment actually commences: (a) involuntary discharge by the Company for reasons other than Cause (other than as a result of death or disability), or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of responsibility relative to your level of responsibility in effect immediately prior to such reduction, unless you have consented thereto, or (ii) a material reduction in your base salary and target bonus as in effect immediately prior to such reduction, unless you have consented thereto; or (iii) the Company’s requiring you to have your principal location of work changed to any location which is in excess of 30 miles your then existing principal location of work which initially will be in Boston, Massachusetts; provided however that for an Involuntary Termination to be triggered under (b) you shall have provided the Company with written notice of such occurrence (which shall be specified in reasonable detail), and the Company shall have not cured within 30 days of receiving such written notice.
11.	REPRESENTATION REGARDING OTHER OBLIGATIONS: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or non-solicitation agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at ELOQUA. Please provide us with a copy of any such agreement into which you previously have entered.

12.	CORPORATE PROPERTY: All materials relating to the business and affairs of the Eloqua Companies including, without limitation, all manuals, documents, reports, equipment, working materials and lists of customers prepared by the Eloqua Companies or by you in the course of employment are for the benefit of ELOQUA and are and will remain the property of ELOQUA. Upon termination of employment, you will surrender to ELOQUA all such materials, data, information and property immediately upon notification of termination.
I accept the terms of this General Employment Offer as stated:

/s/ Brian E Kardon	7/19/08
Signature, Brian E Kardon	Date

Approved by /s/ Joseph P Payne	7/19/08
Joseph P Payne, President and CEO	Date
(Following receipt of signed acceptance by employee)

AMENDMENT TO
GENERAL EMPLOYMENT OFFER
     This AMENDMENT to the GENERAL EMPLOYMENT OFFER dated December 28, 2008 is by and between ELOQUA LIMITED, a Delaware corporation (the “Company”), and Brian E. Kardon (the “Executive”).
     WHEREAS, the Company and the Executive entered into the General Employment Offer as of July 18, 2008 (the “Agreement”); and
     WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:
     1. Section 2 of the Agreement is hereby amended by adding the following after the last sentence thereof:
          “Any bonus shall be payable when and as determined by the Company, but in no event before the first day or after the 74th day of the fiscal year following the fiscal year to which such bonus relates.”
     2. Section 10 of the Agreement is hereby amended by adding the following before the period at the end of the second sentence thereof:
          “commencing on the date your employment terminates”
     3. The Agreement is hereby amended by adding anew Section 13 immediately after Section 12 thereof as follows:
          “13. SECTION 409A: You and the Company intend that the offer will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’). To the extent that any provision of this offer is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. You and the Company agree that this offer may be amended, as reasonably requested by either party, and as may be necessary to filly comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
          The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this offer are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of such Section.

          All in-kind benefits provided and expenses eligible for reimbursement under this offer shall be provided by the Company or incurred by the Executive during the time periods set forth in this offer. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
     4. The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to General Employment Offer as of the date first above written.

ELOQUA LIMITED
By:	/s/ Donald E Clark
Name: Donald E Clark
Title: CFO

/s/ Brian E. Kardon
Brian E. Kardon